UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 29, 2018

SURNA INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1780 55th Street, Suite C

Boulder, Colorado 80301

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 993-5271

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On May 10, 2018, Surna Inc. (the “Company”) and Brandy M. Keen (“Ms. Keen”), one of the Company’s founders, reached an agreement to amend her existing employment agreement with the Company to continue as a Senior Technical Advisor. This was first disclosed by the Company in Part II, Item 5 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2018.

On May 29, 2018, the Company’s Board of Directors (the “Board”) approved, and the Company and Ms. Keen entered into, an amended and restated employment agreement (the “Employment Agreement”), a copy of which is attached hereto as Exhibit 10.1. Pursuant to the Employment Agreement, among other things, (i) Ms. Keen’s position will remain as Senior Technical Advisor reporting to the Director of Sales; (ii) the term of Ms. Keen’s employment will expire on April 30, 2020, (iii) through April 30, 2019, Ms. Keen will be a full-time employee of the Company and will reside in the Boulder, Colorado area, (iv) beginning May 1, 2019 through April 30, 2020, Ms. Keen will become a part-time employee and will be expected to work a minimum of 30 hours per work, (v) beginning May 1, 2019, Ms. Keen may relocate her residence and will only be expected to attend significant trade shows, major customer meetings, or meetings at the Boulder office from time to time, (vi) Ms. Keen’s current base salary of $150,000 and her sales incentive would remain in full force and effect through April 30, 2019, and (vii) beginning May 1, 2019, Ms. Keen’s annualized salary will become $75,000 and she will no longer receive any sales incentives and, except as set forth in the Employment Agreement, Ms. Keen would not be eligible for any other bonus or incentive compensation during the term of her employment.

Pursuant to the Employment Agreement, the Board approved an award of 4,800,000 restricted stock units (“RSUs”) under the Company’s 2017 Equity Incentive Plan, as may be modified and amended by the Company from time to time (the “EIP”), that would vest as follows: (i) 1,000,000 RSUs would vest on June 30, 2018, subject to her continued employment through the vesting date, (ii) 1,000,000 RSUs would vest on December 31, 2018, subject to her continued employment through the vesting date, (iii) 1,000,000 RSUs would vest on June 30, 2019, subject to her continued employment through the vesting date, (iv) 1,000,000 RSUs would vest on December 31, 2019, subject to her continued employment through the vesting date, and (v) 800,000 RSUs would vest on April 30, 2020, subject to her continued employment through the vesting date. The Employment Agreement provides that the foregoing RSUs would continue to vest if Ms. Keen’s employment is terminated by the Company without cause.

In consideration of the new consideration being provided to Ms. Keen under the Employment Agreement, the post-termination restrictive covenants under her existing employment agreement were amended to extend the restrictive period from one year to two years from the date of termination or expiration.

Pursuant to the Employment Agreement, the Company will also cooperate with Ms. Keen in the implementation of a Section 10b-5 plan commencing on or about January 1, 2019 to allow Ms. Keen and her spouse (collectively, the “Keens”) to sell shares of the Company’s common stock owned by the Keens in open market transactions, in monthly intervals and in an amount not to exceed 200,000 shares per month, with the intent underlying the Section 10b-5 plan being to reduce the Keens’ common stock ownership below the 10% threshold for reporting under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As part of the Section 10b-5 plan, as long as Ms. Keen is employed by the Company and for the six months thereafter, Ms. Keen will not acquire any shares of the Company’s common stock in market, private or other transactions.

Item 8.01 Other Events.

Termination of Consulting Agreement with Stephen Keen

On May 10, 2018, the Company and Stephen B. Keen (“Mr. Keen”) agreed to terminate an existing consulting agreement between Mr. Keen and the Company. This was first disclosed by the Company in Part II, Item 5 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2018.

On May 29, 2018, the Board approved, and the Company and Mr. Keen entered into, a Termination Agreement which terminated the existing consulting agreement effective May 31, 2018 (the “Termination Agreement”). Mr. Keen will remain subject to the restrictive covenants regarding his post-termination activities for the one-year period following termination as set forth in the existing consulting agreement. However, the Company will release Mr. Keen from any of the post-termination restrictions for any activities conducted by Mr. Keen associated with a specific hybrid cultivation facility project (the “Project”) with a third-party in which Mr. Keen intends to be involved as an operator and owner. In addition, the Company will not take any action against Mr. Keen or the Project owner alleging that Mr. Keen’s activities and work with the Project violates the inventions and intellectual property provisions contained in the existing consulting agreement.

Pursuant to the Termination Agreement, the Company will also cooperate with Mr. Keen in the implementation of a Section 10b-5 plan commencing on or about January 1, 2019 to allow the Keens to sell shares of the Company’s common stock owned by the Keens in open market transactions, in monthly intervals and in an amount not to exceed 200,000 shares per month, with the intent underlying the Section 10b-5 plan being to reduce the Keens’ common stock ownership below the 10% threshold for reporting under Section 16(a) of the Exchange Act. As part of the Section 10b-5 plan, Mr. Keen will not acquire any shares of the Company’s common stock in market, private or other transactions until October 31, 2018.

Company Purchase of Common Stock from Stephen and Brandy Keen

On May 10, 2018, the Company and the Keens agreed to enter into a stock repurchase agreement under which the Company would repurchase certain shares of common stock held by the Keens at an aggregate purchase price of $400,000. This was first disclosed by the Company in Part II, Item 5 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2018.

On May 29, 2018, the Board approved, and the Company and the Keens entered into, a certain Stock Repurchase Agreement (the “Stock Repurchase Agreement”), a copy of which is attached hereto as Exhibit 10.2. Pursuant to the Stock Repurchase Agreement, the Company will repurchase such portion of the shares of the Company’s common stock held by the Keens (the “Shares”), which number of Shares will be based on the Repurchase Price per Share (as defined below) and would result in an aggregate maximum repurchase price of $400,000 (“Repurchased Shares”). The Company’s obligation to repurchase the Repurchased Shares is contingent on the closing of a private placement offering to accredited investors of the Company’s common stock (which may, in the sole discretion of the Board, be a unit offering consisting of one share of Common Stock and a warrant to purchase one share of Common Stock) resulting in minimum gross proceeds to the Company of $1,500,000 in one or more related sales or, in the sole discretion of the Board, the Company may set aside 33.3% of the proceeds from each closing of the offering (not to exceed $400,000 in the aggregate) to repurchase the Repurchased Shares (“Qualified Financing”).

The repurchase price per each Repurchased Share to be paid by the Company under the Stock Repurchase Agreement will be: (i) if the Qualified Financing is a unit offering, a price equal to 80% of the unit price paid by investors to reflect the estimated value of the warrant, or (ii) if the Qualified Offering includes only the sale of shares of Common Stock, a price equal to 100% of the share price paid by investors (the “Repurchase Price per Share”).

Company Option to Purchase of Preferred Stock from Stephen and Brandy Keen

On May 10, 2018, the Company and the Keens agreed to enter into an option to purchase agreement under which the Company would have the option to acquire all the 35,189,669 shares of preferred stock owned by the Keens (the “Preferred Stock”). This was first disclosed by the Company in Part II, Item 5 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2018.

On May 29, 2018, the Board approved, and the Company and the Keens entered into, a Preferred Stock Option Agreement under which the Company has the right, but not the obligation, to acquire the Preferred Stock from the Keens (the “Preferred Stock Option Agreement”), a copy of which is attached hereto as Exhibit 10.3. Pursuant to the Preferred Stock Option Agreement, upon exercise of the option by the Company, the Company will issue one share of common stock for each 1,000 shares of Preferred Stock purchased by the Company. The common stock issued upon exercise will be restricted shares. The option will expire on April 30, 2020. As consideration for the Keens’ grant of the option, the Company will pay them $5,000.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between the Company and Brandy M. Keen dated May 29, 2018

10.2	Stock Repurchase Agreement by and among the Company, Brandy M. Keen and Stephen B. Keen dated May 29, 2018

10.3	Preferred Stock Option Agreement by and among the Company, Brandy M. Keen and Stephen B. Keen dated May 29, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2018	SURNA INC.

	By:	/s/ Chris Bechtel
Chris Bechtel
President and Chief Executive Officer